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                       LOUISVILLE, KY., August 23, 1996
                          VIDEOLAN TECHNOLOGIES, INC.
                                Nasdaq Symbols
                              Common Stock - VLNT
                               Warrants - VLNTW


Dear Fellow Investor:

       There have been new and exciting developments at VideoLan Technologies, Inc. We would like to take this opportunity to bring you this business update.


                                FINANCE
                                -------

VideoLan Technologies, Inc. announces it has received a commitment for up to $5 million in financing. The offering will involve the sale of shares to be sold on a "best efforts" basis for a 60 day period pursuant to an exemption from the Securities Act of 1933 (the "Act"). The shares offered by the Company will not be registered under the Act and may not be subsequently offered or sold by the purchaser in the United States absent a registration or an applicable exemption from the Act. Management believes the offering will not significantly dilute the outstanding shares and should not impact its recent stock prices. VideoLan expects to receive the initial funding under the offering within the next 45 days, well ahead of foreseen cash requirements.


                      PRODUCT SHIPPING AND REVENUES
                      -----------------------------

VideoLan has started shipping its VL2000 product line in fulfillment of purchase orders and contracts. The company expects an orderly ramp up in our product output, revenues, development of new sales channels, and business relationships during the third quarter.


                           STOCK REGISTRATION
                           ------------------

The company has received many inquiries from shareholders regarding the recently filed registration of its Stock Option Plan, and wishes to clarify the facts. The shares that were registered were shares eligible to be granted under VideoLan's entire Stock Option Plan. Most of the options that have already been granted to date, vest over a three year period. Additionally, only a small percentage of options can be exercised and sold into the market over the next 12 months and those are subject to tight volume limitations on resale.


Other questions received pertain to Rule 144 stock filings by initial investors in the company. After discussions with these individuals, several investors having large blocks of stock currently eligible for sale have agreed to enter into voluntary long term lock-up agreements, which will limit the amount of stock going into the market when eligible to sell.

VideoLan Technologies, Inc., is the developer for the VL2000 Desktop Video Conferencing and Video Distribution System. Based in Louisville, Kentucky, the company's mission is to develop and market additional broadband services products, primarily for corporate and telecommunications company markets.


       For information, contract Steve Rothenberg at (502) 895-4858.


Sincerely,



/s/ Ted Ralston

Ted Ralston
Chairman of the Board of Directors

TR:jb